Exhibit 5.3

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	020 7418 1300 tel 020 7418 1400 fax

January 20, 2012

Lloyds TSB Bank plc
Lloyds Banking Group plc
25 Gresham Street
London EC2V 7HN
United Kingdom

Ladies and Gentlemen:

Lloyds Banking Group plc, a public limited company organized under the laws of Scotland (the “Guarantor”) has filed with the Securities and Exchange Commission a registration statement on Form F-3, File No. 333-167844, as amended by the post-effective amendment No. 1 on Form F-3, File No. 333-167844-01 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Retail Notes, Series B (the “Retail Notes”) to be issued from time to time by Lloyds TSB Bank plc, a public limited company organized under the laws of England and Wales (the “Issuer”).  The Retail Notes include the notes identified in Annex A attached hereto (the “Notes”), which are fully and unconditionally guaranteed by the Guarantor (the “Guarantees,” and together with the Notes, the “Securities”). The Securities have been issued, or are to be issued, pursuant to the senior debt securities indenture dated as of January 21, 2011 (the “Senior Indenture”) among the Issuer, the Guarantor and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Trustee”), as supplemented by the second supplemental indenture dated as of November 25, 2011 among the Issuer, the Guarantor and the Trustee (the “Second Supplemental Indenture”, and together with the Senior Indenture, the “Indenture”).  The Securities were offered and sold pursuant to (i) the distribution agreement dated as of November 25, 2011 (the “Distribution Agreement”) among the Issuer, the Guarantor and Barclays Capital Inc. (the “Selling Agent”) and (ii) the relevant terms agreements dated as of their respective dates (each a “relevant Terms Agreement” and, each relevant Terms Agreement together with the Distribution Agreement, an “Applicable Agreement”) among the Issuer, the Guarantor and the Selling Agent.

We, as your special United States counsel, have examined originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records and other

A New York limited liability partnership. The principal place of business of the partnership in Great Britain is the address set forth above at which a list of the partners' names is open for inspection.

Lloyds Banking Group plc Lloyds TSB Bank plc	January 20, 2012	pg. 2

instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that in our opinion, assuming that the Securities have been duly authorized, executed and delivered by the Issuer insofar as English law is concerned and by the Guarantor insofar as Scots law is concerned, and assuming that an authorized officer of the Trustee has notated the issuance of the Notes in accordance with the relevant Issuer order on Schedule 1 to the relevant master note as required by Section 3.03 B of the Indenture, the Securities, when executed and authenticated in accordance with the Indenture and delivered to and paid for by the Selling Agent pursuant to the Applicable Agreement, will constitute valid and binding obligations of the Issuer and the Guarantor, respectively, enforceable against the Issuer and the Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including without limitation, concepts of good faith, fair dealing and the lack of bad faith).

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.  Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of Dundas & Wilson CS LLP, special legal counsel in Scotland for the Issuer and the Guarantor, dated as of January 20, 2012, to be filed on Form 6-K concurrently with this opinion, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.  Insofar as the foregoing opinion involves matters governed by English law, we have relied, without independent investigation, on the opinion of Linklaters LLP, special legal counsel in England for the Issuer and the Guarantor, dated as of January 20, 2012, to be filed on Form 6-K concurrently with this opinion, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

In rendering the opinion above, we have assumed that the Trustee is validly existing and in good standing under the laws of the jurisdiction of its organization.  In addition, we have assumed that the execution, delivery and performance of the Indenture (1) are within the corporate powers of the Trustee, (2) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Trustee, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Issuer, the Guarantor or the Trustee, and that the Indenture has been duly authorized, executed and delivered by the Trustee and that the Indenture is a valid, binding and enforceable agreement of the Trustee.

Davis Polk & Wardwell LLP

Lloyds Banking Group plc Lloyds TSB Bank plc	January 20, 2012	pg. 3

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Guarantor on the date hereof.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP

Lloyds Banking Group plc Lloyds TSB Bank plc	January 20, 2012	pg. 4

Annex A

Title of Securities	Date of Final Pricing Supplement	Aggregate Offering Amount	CUSIP
3.25% Retail Notes due 20 January 2015	January 17, 2012	US$1,173,000	53944XAL9
5.00% Retail Notes due 20 January 2019	January 17, 2012	US$2,305,000	53944XAM7
5.75% Retail Notes due 20 January 2024	January 17, 2012	US$1,370,000	53944XAN5

Davis Polk & Wardwell LLP